Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Selected Consolidated Financial Data” in the Registration Statement (Form S-3 No. 333-133169), and related Prospectus Supplement of United Fire & Casualty Company for the offer and sale of 3,500,000 shares, plus an additional 525,000 shares to cover the underwriters’ over-allotment, of its common stock and to the incorporation by reference therein of our reports dated February 28, 2006, with respect to the Consolidated Financial Statements and schedules of United Fire & Casualty Company, United Fire & Casualty Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Fire & Casualty Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 1, 2006